EXHIBIT 99.1

NEWS RELEASE

CONTACT:
-------
George Taylor, Jr., Chairman and Chief Executive Officer
Farmstead Telephone Group, Inc.
Voice: 860-610-6006
Fax:   860-610-6001

                                                      For Immediate Release
                                                      ---------------------

                       FARMSTEAD TELEPHONE GROUP, INC.
                 APPROVED FOR CONTINUED LISTING ON THE AMEX

EAST HARTFORD, Conn., July 23, 2004 - Farmstead Telephone Group, Inc. (AMEX:FTG) announced that it has received notice from the American Stock Exchange (the "Amex" or the "Exchange") of its approval to continue the listing of Farmstead common stock pending a return to full compliance with its listing standards by November 7, 2005.

      On May 7, 2004 the Company received notice from the American Stock Exchange that it did not meet certain of the Exchange's continued listing standards as a result of having stockholders' equity less than $4 million and net losses in three out of its four most recent fiscal years, as set forth in Section 1003 (a) (ii) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on June 15, 2004 presented its plan to the Exchange. On July 19, 2004 the Exchange notified the Company that it accepted its plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period which expires November 7, 2005. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

George J. Taylor, Jr., Chairman and CEO of Farmstead Telephone, commented, "We appreciate the Exchange's acceptance of our compliance plan and concurrent granting of a 16-month extension period. Our plan to regain compliance with the Exchange's continued listing standards is predicated upon growth through strategic partnering arrangements, and to this end we have been actively seeking out business partners interested in merging with our company, as well as investment banking relationships to assist in obtaining capital to finance any mergers/acquisitions. With continuing softness in the demand for telecommunications products, we also believe that growth through external means could be the quickest way to bolster revenues and operating results and achieve a more diverse product offering for our customers".

About Farmstead

      Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, and an Authorized Remarketing Supplier of Classic Avaya(tm) and new Avaya business communications products. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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